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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-140586 on Form S-4 of our reports dated February 23, 2007, relating to the consolidated financial statements of KKR Financial Corp. and subsidiaries and to management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of KKR Financial Corp. for the year ended December 31, 2006, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
April 2, 2007

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  Exhibit 23.1